UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 25, 2013

MARLIN BUSINESS SERVICES CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-50448	38-3686388
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Fellowship Road, Mount Laurel, NJ	08054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 479-9111

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On November 25, 2013, Edward R. Dietz, Vice President and General Counsel of Marlin Business Services Corp. (the “Company”), was appointed Senior Vice President of Administration of the Company. As previously reported, Mr. Dietz recently added the Business Operations, Asset Recovery, Human Resources and Insurance functions to his existing reporting lines, which include the Legal and Compliance functions.

In connection with his appointment, Mr. Dietz’s base salary has been increased to $275,000 and his target bonus and his target cash bonus and equity-based compensation target levels for 2013 have been increased to 40% of his base salary.

Mr. Dietz has been the Company’s General Counsel since May 25, 2011. From July 2010 to May 2011, Mr. Dietz was our Assistant General Counsel. Prior to joining the Company, from 2008 to 2010, Mr. Dietz was an associate at Morgan, Lewis & Bockius LLP in the firm’s Business & Finance section where he worked on a variety of corporate transactions, including mergers, acquisitions and outsourcing transactions. From 2004 to 2008, Mr. Dietz was an associate at Foley & Lardner LLP in the firm’s Business Law Department where he worked on a variety of corporate transactions, including financings, restructurings, mergers, acquisitions and public offerings. From 2001 to 2004, Mr. Dietz attended law school. From 1997 to 2001, Mr. Dietz worked in the group benefits industry. Mr. Dietz received a B.A., magna cum laude, in political science from Gettysburg College and a law degree from the University of Michigan Law School. Mr. Dietz is licensed to practice law in Pennsylvania.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARLIN BUSINESS SERVICES CORP.
(Registrant)

Date: November 29, 2013	/s/ Daniel P. Dyer
Daniel P. Dyer
Chief Executive Officer